3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, July 24, 2012

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q2 2012 DILUTED EPS OF $0.94, WITH DILUTED ADJUSTED EPS OF $0.97. SALES INCREASE 4% FOR Q2 2012. EXPECTS FULL YEAR 2012 ADJUSTED DILUTED EPS OF $3.80 to $3.90.
BOARD DECLARES $0.20 QUARTERLY DIVIDEND.

HIGHLIGHTS:

Q2 2012 Results (all percentages are to comparable periods in 2011)

•
Q2 2012 reported sales increased 4% to $664 million. Q2 2012 overall sales grew organically by 3% with Research and Sigma-Aldrich Fine Chemicals (“SAFC”) organic sales growth of 1% and 8%, respectively. Acquisitions contributed 6% to sales growth. Changes in foreign currency exchange rates reduced otherwise reportable sales by 5%. Changes in foreign currency exchange rates since end of Q1 2012 lowered Q2 2012 sales by $11 million.

•
Q2 2012 reported diluted EPS was $0.94 compared to $0.91 in Q2 2011. Q2 2012 adjusted diluted EPS was $0.97 compared to $0.93 in Q2 2011. Q2 2012 and Q2 2011 adjusted diluted EPS exclude restructuring costs of $0.03 and $0.02, respectively. Changes in foreign currency exchange rates since the end of Q1 2012 lowered Q2 2012 adjusted EPS by $0.01. Changes in foreign currency exchange rates versus the same period last year reduced Q2 2012 EPS by $0.04.

•	Reported and adjusted operating income for Q2 2012 were $167 million and $171 million, respectively.

•	YTD 2012 net cash provided by operating activities and free cash flow were $226 million and $168 million, respectively.

2012 Outlook (all percentages are compared to full year 2011 results)

•
Overall organic sales growth for the full year 2012 is expected to be in the low-to-mid single digits. Expectation for SAFC organic sales growth to accelerate to low double digit growth in the second half of 2012 is reaffirmed. Research sales are expected to grow organically in the low single digits in the second half of 2012.

•	Acquisitions are expected to increase 2012 sales growth by approximately 6%.

•	At current rates, foreign currency exchange rate changes are expected to reduce otherwise reportable sales for the full year 2012 by approximately 4%.

•
Adjusted diluted EPS forecast for 2012 (excluding any restructuring charges, one-time transaction costs associated with acquisitions, or any other special charges) is expected to be $3.80 to $3.90. This represents an EPS reduction of $0.10 to $0.15 from prior guidance of $3.90 to $4.05, which is driven by more unfavorable changes in foreign currency exchange rates.

•	Net cash provided by operating activities and free cash flow is expected to exceed $525 million and $400 million, respectively, for 2012.

CEO's STATEMENT:

Commenting on second quarter 2012 performance, President and CEO Rakesh Sachdev said, “We delivered another solid quarter of sales and EPS growth. We generated $664 million of sales in second quarter 2012, which represented 3% organic sales growth. We achieved growth in all geographic regions. Changes in foreign currency exchange rates since our last earnings call reduced otherwise reportable second quarter 2012 sales and adjusted EPS by $11 million and $0.01, respectively.

Second quarter 2012 SAFC sales were $223 million, a new quarterly record. We generated better than expected SAFC organic sales growth of 8%. We were pleased by the improved performance of our SAFC custom pharma business, which saw solid growth in cGMP manufactured products in second quarter 2012. Our new Taiwan facility has increased Hitech production capacity for the LED market, and orders continue to ramp-up nicely. Based on the solid first half of 2012 results and visibility for accelerated sales growth, we are reaffirming our guidance for low double digit organic growth for SAFC sales in the second half of 2012.

Second quarter 2012 Research sales were $441 million. Research sales grew organically 1%, which was at the low end of our expectation. Asia Pacific and Latin American sales growth remained solid, and organic sales growth from academic customers remained in the low single digits. Slowdowns in the U.S. and Europe, especially with some of our pharmaceutical customers, reduced organic sales growth in Research from first quarter 2012. We believe it is prudent to assume that uncertainties in the market will continue for the remainder of 2012. As a result, we are tempering our second half of 2012 outlook for Research to low single digit organic sales growth as compared with our prior outlook of low-to-mid single digits. Given this outlook, we are implementing additional cost controls, while remaining fully committed to the long-term growth initiatives that we outlined at our business review in March.”

Sachdev concluded, “We expect full year 2012 organic sales growth to be in the low-to-mid single digits as compared to our prior expectation of mid-single digits. Our updated 2012 adjusted EPS guidance range is $3.80 to $3.90, a $0.10 to $0.15 reduction from prior guidance range of $3.90 to $4.05. This reduction is driven by more unfavorable changes in foreign currency exchange rates since our prior guidance. As macroeconomic conditions have impacted Research sales expectations, we have implemented additional cost controls and restructuring efforts. The cost savings from these activities are expected to offset the negative EPS impact from expected lower Research sales. We believe that our broad and expanding consumables portfolio in Research, the success of our customer-oriented solutions approach in SAFC, our growth in emerging markets, synergies expected from our recent acquisitions and our continued strong margins and cash flow have enabled us to deliver solid first half of 2012 results and will serve us well in the second half of 2012 and beyond. Our management team remains fully engaged and committed to delivering a solid second half performance.”

2012 RESULTS:
Reported second quarter 2012 sales were $664 million and increased 4% over second quarter 2011. Excluding changes in foreign currency exchange rates, which reduced otherwise reportable sales by 5%, and acquisitions, which increased sales by 6%, second quarter 2012 organic sales growth was 3%. Second quarter 2012 SAFC sales grew organically by 8% over second quarter 2011, led by strong demand in custom pharma and Hitech. Hitech sales increased with the opening of a new plant in Taiwan, and sales are expected to accelerate in the second half of 2012. Second quarter 2012 Research sales grew organically by 1% over second quarter 2011, led by double digit organic growth in Analytical product sales to applied markets. Biology sales were organically flat, and Chemistry sales declined organically mid-single digits, largely driven by weakness in pharma demand. A reconciliation of reported to adjusted (organic) sales can be found on page 10.

The adjusted operating income margin in second quarter 2012 was 25.8% of sales compared to 25.4% of sales in second quarter 2011. Second quarter 2012 adjusted operating income excludes $4 million, or $0.03 per diluted share, of restructuring costs. Reported and adjusted operating income includes amortization of acquisition related intangibles of $8 million, or $0.05 earnings per diluted share, in second quarter 2012 compared to $3 million, or $0.02 earnings per diluted share, in second quarter 2011. A reconciliation of reported to adjusted operating income and margin is provided on page 11.

The effective tax rate for second quarter 2012 was 31% compared to 29% in second quarter 2011. The higher effective tax rate for second quarter 2012 when compared to second quarter 2011 is primarily attributable to higher benefits realized in 2011 from favorable tax rates in foreign jurisdictions. The effective tax rate for full year 2012 is expected to be approximately 30% to 31% of pretax income.

Free cash flow (defined on page 11) for the first half of 2012 was $168 million compared to $210 in the first half of 2011. Free cash flow in 2012 is lower than 2011 due primarily to the timing of vendor payments, as well as greater capital spending related to new facilities. A reconciliation of net cash provided by operating activities to free cash flow is provided on page 11.

Other highlights include:

•
Worldwide sales of Research products through the Company's e-commerce channels grew 5% organically in second quarter 2012. Organic sales growth through the Company's e-commerce channels for first half of 2012 was 7%.

•
Asia Pacific and Latin America continued to be the leading geographic region for sales growth. Sales in China had a slow start in April but grew organically in the strong double digits in May and June. India sales grew organically in the solid double digits in the quarter, and Brazil sales benefited from the acquisition of Vetec.

•	SAFC's booked orders for future delivery at June 30, 2012 remain robust and grew double digits over the level at June 30, 2011.

2012 OUTLOOK:

•	Organic sales growth is expected to be in the low-to-mid single digit range for 2012. Significant factors in the sales outlook include:

◦
Research Business: Continued uncertainties in the macroeconomic environment in the U.S. and Europe are likely to impact Research for the balance of 2012. Research sales are expected to grow organically in the low single digits in the second half of 2012. This is in line with Research sales performance in the first half of 2012 and slightly below prior expectation of low-to-mid single digit growth.

◦
SAFC Business: SAFC sales are expected to grow organically in the low double digits in the second half of 2012, unchanged from prior guidance. Second half of 2012 SAFC sales growth is expected to be led by growth in Bioscience and Hitech.

◦	Changes in foreign currency exchange rates are expected to reduce otherwise reported full year 2012 sales growth by approximately 4% compared to the prior year.

◦	Recent acquisitions, including BioReliance and Research Organics, are expected to increase sales by approximately 6%.

•
Adjusted diluted EPS forecast for 2012 (excluding any restructuring charges, one-time transaction costs associated with acquisitions, and other special charges) is forecast to be $3.80 to $3.90, a $0.10 to $0.15 reduction from prior EPS guidance of $3.90 to $4.05.

◦
The net reduction of $0.10 to $0.15 to the prior adjusted EPS guidance comes from a $0.15 per share reduction associated with changes in foreign currency exchange rates and a $0.08 to $0.13 per share benefit from restructuring and cost saving programs, which offsets a reduction of $0.08 per share from expected lower Research sales. Changes in foreign currency exchange rates are estimated to reduce otherwise reportable EPS for the full year 2012 by $0.25 when compared to 2011.

◦
The effective tax rate for full year 2012 is expected to be in the range of 30% to 31%. This will reduce otherwise reportable full year 2012 adjusted diluted EPS by approximately $0.10 when compared to 2011, unchanged from prior expectations.

◦	The acquisitions of BioReliance and Research Organics are expected to add approximately $0.05 to $0.07 to full year 2012 adjusted diluted EPS, unchanged from prior expectations.

◦
The adjusted diluted EPS outlook for 2012 includes the amortization of intangibles associated with acquisitions. This amortization is expected to reduce 2012 EPS by $0.15 as compared to a $0.07 reduction in 2011 EPS and is expected to negatively impact otherwise reportable operating margin by approximately 50 basis points in 2012 as compared to 2011.

◦
The management team constantly evaluates changes in markets and macroeconomic factors and is implementing adjustments to the Company's cost structure in response to changes in Research sales growth expectations. The management team is prepared to take further actions if needed.

•	Free cash flow for 2012 is expected to exceed $400 million. This includes costs associated with recently announced cost control actions and a reduction in the organic sales growth for Research.

◦	Net cash provided by operating activities is expected to exceed $525 million.

◦	Capital expenditures are expected to be approximately $125 million, unchanged from previous outlook.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first half of 2012 was $226 million compared to $254 million for the first half of 2011. First half of 2012 free cash flow is lower than the same period in 2011 due primarily to the timing of vendor payments made to fund ongoing operations. Capital expenditures were $58 million in the first half of 2012 compared to $44 million in the first half of 2011. Free cash flow of $168 million, net debt issuances of $227 million and the partial use of cash on hand for the first half of 2012 were used to return $99 million to shareholders through share repurchases and dividends and fund acquisitions of $389 million. The Company's debt to capital ratio was 24% at June 30, 2012 and 19% at December 31, 2011.
Share Repurchases: In second quarter 2012, the Company repurchased 0.3 million shares at an average share price of $71.10. There were 121 million shares outstanding at June 30, 2012. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Board of Directors Declare Quarterly Cash Dividend:

At a Board of Directors meeting held June 26, 2012, the Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on September 14, 2012 to shareholders of record on August 31, 2012.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections, and relate to matters that are not historical facts. Such statements are preceded by, followed by or include the words “believes,” “can,” “expects,” “plans,” “anticipates,” “should,” “enhances,” “estimates,” “forecasts,” “will” or similar expressions. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company's expectations, goals, beliefs, intentions, outlook, plans and the like regarding future sales, earnings, return on equity, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions, particularly the uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our Eurozone customers, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC business units, (6) dependence on uninterrupted manufacturing operations and global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10 - Income Taxes, to the Company's consolidated financial statements included in Item 8, Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) the outcome of the outstanding matters described in Note 11 - Contingent

Liabilities and Commitments, to the Company's consolidated financial statements included in Item 8, Part II of the 10-K, and (15) acquisitions or divestitures of businesses. A further discussion of the Company's risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 38 countries and has approximately 9,100 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company's industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company's performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2012 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 11). Due to the uncertain timing of future restructuring and other special charges we are unable to include these charges in the 2012 diluted adjusted EPS forecast or provide reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$664	$637	$1,329	$1,269
Cost of products sold	324	306	634	602
Gross profit	340	331	695	667
Selling, general and administrative expenses	151	151	311	299
Research and development expenses	18	18	36	36
Restructuring costs	4	2	4	5
Acquisition transaction costs	—	—	5	—
Operating income	167	160	339	327
Interest, net	1	2	2	4
Income before income taxes	166	158	337	323
Provision for income taxes	51	45	105	91
Net income	$115	$113	$232	$232

Net income per share - Basic	$0.95	$0.93	$1.92	$1.90
Net income per share - Diluted	$0.94	$0.91	$1.90	$1.87

Weighted average number of shares outstanding - Basic	121	122	121	122
Weighted average number of shares outstanding - Diluted	122	124	122	124

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$572	$665
Accounts receivable, net	383	319
Inventories	703	668
Deferred taxes	32	55
Other	105	86
Total current assets	1,795	1,793

Property, plant and equipment:
Land	55	51
Buildings and improvements	806	764
Machinery and equipment	973	888
Construction in progress	77	120
Less - accumulated depreciation	(1,100)	(1,060)
Property, plant and equipment, net	811	763

Goodwill, net	683	466
Intangibles, net	294	159
Other	92	100
Total assets	$3,675	$3,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$448	$221
Accounts payable	144	143
Payroll	53	67
Income taxes	12	34
Other	81	73
Total current liabilities	738	538

Long-term debt	300	300
Pension and post-retirement benefits	146	143
Deferred taxes	62	22
Other	75	79
Total liabilities	1,321	1,082

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	252	225
Common stock in treasury	(2,204)	(2,165)
Retained earnings	4,090	3,907
Accumulated other comprehensive income	14	30
Total stockholders' equity	2,354	2,199

Total liabilities and stockholders' equity	$3,675	$3,281

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$232	$232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67	52
Deferred income taxes	23	6
Stock-based compensation expense	9	10
Restructuring costs, net of payments	—	3
Other	(3)	—
Changes in operating assets and liabilities:
Accounts receivable	(45)	(52)
Inventories	(28)	(26)
Accounts payable	(4)	21
Income taxes	(20)	(2)
Other, net	(5)	10
Net cash provided by operating activities	226	254

Cash flows from investing activities:
Capital expenditures	(58)	(44)
Purchases of short-term investments	(61)	(20)
Proceeds from sales of short-term investments	40	20
Acquisitions of businesses, net of cash acquired	(389)	(75)
Other, net	(5)	(3)
Net cash used in investing activities	(473)	(122)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	227	(23)
Dividends	(49)	(43)
Share repurchases	(50)	(22)
Proceeds from exercise of stock options	21	22
Excess tax benefits from stock-based payments	8	3
Net cash provided by/(used in) financing activities	157	(63)

Effect of exchange rate changes on cash	(3)	25
Net change in cash and cash equivalents	(93)	94
Cash and cash equivalents at January 1	665	569
Cash and cash equivalents at June 30	$572	$663

Free cash flow(1)	$168	$210

(1) Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	June 30, 2012
		Currency	Acquisition	Adjusted
	Reported	Benefit	Benefit	(Organic)

Research Chemicals	(3)%	(6)%	2%	1%
SAFC	22%	(4)%	18%	8%
Total Customer Sales	4%	(5)%	6%	3%

	Six Months Ended
	June 30, 2012
		Currency	Acquisition	Adjusted
	Reported	Benefit	Benefit	(Organic)

Research Chemicals	—%	(4)%	2%	2%
SAFC	16%	(3)%	14%	5%
Total Customer Sales	5%	(3)%	5%	3%

Business Unit Sales
(in millions)
	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research Chemicals	$468	$441	$—	$—	$909
SAFC	197	223	—	—	420
Total Customer Sales	$665	$664	$—	$—	$1,329

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011

Research Chemicals	$452	$454	$446	$425	$1,777
SAFC	180	183	180	185	728
Total Customer Sales	$632	$637	$626	$610	$2,505

Income Statement Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Gross profit	51.2%	52.0%	52.3%	52.6%
S,G&A expenses	22.7%	23.7%	23.4%	23.6%
Acquisition transaction costs	—%	—%	0.4%	—%
Operating income	25.2%	25.1%	25.5%	25.8%
Net income	17.3%	17.7%	17.5%	18.3%

Effective tax rate	30.7%	28.5%	31.2%	28.2%

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported net income	$115	$113	$0.94	$0.91
Restructuring costs	3	2	0.03	0.02
Adjusted net income	$118	$115	$0.97	$0.93

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported net income	$232	$232	$1.90	$1.87
Acquisition transaction costs	4	—	0.03	—
Restructuring costs	3	4	0.03	0.03
Adjusted net income	$239	$236	$1.96	$1.90

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported operating income	$167	$160	$339	$327
Acquisition transaction costs	—	—	5	—
Restructuring costs	4	2	4	5
Adjusted operating income	$171	$162	$348	$332

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reported operating income margin	25.2%	25.1%	25.5%	25.8%
Acquisition transaction costs	—%	—%	0.4%	—%
Restructuring costs	0.6%	0.3%	0.3%	0.4%
Adjusted operating income margin	25.8%	25.4%	26.2%	26.2%

Reconciliation of Free Cash Flow
(in millions)

			Six Months Ended
			June 30,
			2012	2011

Net cash provided by operating activities			$226	$254
Less: Capital expenditures			(58)	(44)
Free cash flow			$168	$210